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                                                                    EXHIBIT 10.2
                             EMPLOYMENT AGREEMENT
                             --------------------

     This Employment Agreement (the "Agreement"), made as of this 1st day of July, 1998, is entered into by and between Nitinol Medical Technologies, Inc., a Delaware corporation (the "Company"), and David Chazanovitz (the "Employee").

                                 INTRODUCTION
                                 ------------

     The Company desires to employ the Employee upon the terms and conditions set forth herein and the Employee desires to be employed by the Company on the terms and conditions of this Agreement. In consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the Company and the Employee hereby agree as set forth below. All dollar amounts are in U.S. dollars.

     1.   Term of Employment.  The Company hereby agrees to employ the Employee,
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and the Employee hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the period commencing on July 1, 1998 (the "Commencement Date") and ending on July 1, 2000 (such period, as it may be extended by an agreement in writing between the parties, the "Employment Period"), unless sooner terminated in accordance with the provisions of
Section 4.

     2.   Title; Capacity.  The Employee shall serve as President of the
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Company's NMT Neurosciences Division (the "Neurosciences Division").  In such capacity, the Employee shall report to the Chief Executive Officer of the Company (the "CEO") and shall perform such duties and have such responsibilities as are commensurate with such position, it being understood that the Employee's duties and responsibilities may be changed by the CEO from time to time. The Employee shall be based at the Company's offices in Biot, France; provided, however, it is currently expected that the Employee will devote approximately
(i) 25% of his entire business time at the Neurosciences Division officer in Andover, England and (ii) 25% of his entire business time at the Neurosciences Division offices in Atlanta, Georgia.

     The Employee hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the Board shall from time to time reasonably assign to him. The Employee agrees to devote his entire business time, attention and energies to the business and interests of the Company during the Employment Period. The Employee agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from
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time to time by the Company. The Employee acknowledges receipt of copies of all such rules and policies committed to writing as of the date of this Agreement.

     3.   Compensation and Benefits.
          -------------------------

          3.1  Salary and Cost of Living Differential.  The Company shall pay
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the Employee, in accordance with the Company's standard payroll practices, an annual base salary as follows:

               (a) From July 1, 1998 until December 31, 1999 -- $200,000 per year; and

               (b) From January 1, 1999 until July 1, 2000 -- $205,000 per year.

Such salary shall be subject to adjustment as determined by the Board. In addition, while the Employee is based in France, the Company shall pay the Employee an annual cost of living differential equal to $15,500 per calendar year commencing on the Commencement Date. The Employee's base salary and cost of living differential shall be paid in U.S. dollars by direct deposit into a bank account (or accounts) specified by the Employee. At the Employee's request, the Company shall exchange the Employee's salary and cost of living differential into French francs ("FF") at the applicable exchange rate on the date of exchange, provided that, if during any given year the exchange rate is less than 6FF per U.S. dollar, the Company shall exchange up to $72,000 per year of such salary and cost of living differential at an exchange rate of not less than 6FF per U.S. dollar.

          3.2  Vacation.  While the Employee is based in France, the Employee
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shall be entitled to six weeks paid vacation per year.  In the event that the
Employee is based in a country other than France, the Employee shall be entitled to four weeks paid vacation per year. In any event, any vacation shall be taken at times selected by the Employee and reasonably acceptable to the Board or its designee.

          3.3  Relocation.  The Company shall reimburse the Employee for up to
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$15,000 of the expenses incurred or paid by the Employee for the physical relocation of his and his family's household goods from his present home in New Hampshire to Biot, France at the commencement of the Employment Period, and shall reimburse the Employee for all expenses reasonably incurred or paid by the Employee for the physical relocation of his and his family's household goods from France to New Hampshire at the termination of the Employment Period (or prior to such time in the event personal or business reasons make it necessary, in the discretion of the Company, for the Employee to return to the U.S. permanently), unless such termination is pursuant to Section 4.2 hereof or if the Employee voluntarily terminates his employment pursuant to Section 4.4 hereof, in which cases the Company shall not be obligated to reimburse the Employee for such expenses, in

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each case upon presentation by the Employee of documentation, receipts and/or such other supporting information as the Company may request.

          3.4  Housing Allowance; Home Management Fee.  The Company shall
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provide the Employee with a housing allowance, including taxes and utilities, of up to 20,000FF per calendar month, upon presentation by the Employee of documentation, receipts and/or such other supporting information as the Company may request; provided, however, that the Employee shall use diligent efforts to
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rent his house in New Hampshire and the housing allowance payable to the
Employee hereunder shall be reduced by the amount of net proceeds received by the Employee therefrom. The housing allowance will be increased annually to account for increased rental costs to the Employee. In addition, the Company shall provide the Employee with a home management fee of up to $10,000 per calendar year.

          3.5  Car Allowance.  The Company shall provide the Employee with a car
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and will pay for the costs associated with the business and personal use of the car, including without limitation insurance and taxes, upon presentation by the Employee of documentation, receipts and/or such other supporting information as the Company may request.

          3.6  Tuition.  The Company shall reimburse the Employee for the
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tuition incurred or paid by the Employee for his children to attend school in
France, upon presentation by the Employee of documentation, receipts and/or such other supporting information as the Company may request, up to 140,000FF per year. For purposes of this Section 3.5, "year" shall mean the school year.

          3.7  Airfare.  The Company shall provide (or reimburse the Employee
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for the expense of) airline tickets for the Employee and his immediate family members for (i) coach class travel from New Hampshire to France at the commencement of the Employment Period, (ii) coach class travel from France to New Hampshire at the termination of the Employment Period (or prior to such time in the event personal or business reasons make it necessary, in the discretion of the Company, for the Employee to return to the U.S. permanently), unless such termination is pursuant to Section 4.2 hereof, in which case the Company shall not be obligated to provide or reimburse the Employee for such airfare and (iii) round-trip coach class travel between New Hampshire and France twice each year.

          3.8  Relocation Allowance.  The Company shall pay the Employee a one
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time bonus of US $25,000 upon his relocation to Biot, France.

          3.9  Other Fringe Benefits.  The Employee shall be entitled to
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participate, at the Company's expense, in all fringe benefit programs that the
Company establishes and makes available to its employees from time to time, to the extent that the Employee's position, tenure, salary, age, health and other qualifications make him eligible to participate.

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          3.10 Reimbursement of Expenses.  The Company shall reimburse the
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Employee for all reasonable travel, entertainment and other expenses incurred or paid by the Employee in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, upon presentation by the Employee of documentation, expense statements, vouchers and/or such other supporting information as the Company may request, provided, however, that the
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amount available for such travel, entertainment and other expenses may be fixed in advance by the Board.

          3.11 Income Tax Payment.  The purpose of this Section is to ensure
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that the Employee does not suffer any additional tax liability or benefit as a result of Employee's assignment in France and to provide assistance to the Employee to ensure compliance with U.S., United Kingdom and French tax laws. In this regard, the Company will make a gross-up payment (the "Gross-Up Payment") to the Employee in such amount as is necessary to enable the Employee to receive the same after-tax amount in respect of all compensation (exclusive of U.S. income attributable to the grant or exercise of options to acquire stock of the Company) paid to the Employee as the Employee would have received with respect to his compensation had he been performing services in Massachusetts, United States, instead of on assignment in France and the United Kingdom. Computation of the amount of the Gross-Up Payment shall take into account all French, the United Kingdom and U.S. income, withholding, social security and similar taxes actually imposed upon the amounts (including the Gross-Up payment) received by the Employee, giving full effect to the availability of any foreign tax credits and exclusions from gross income in respect of foreign earned income and housing costs. The Company shall provide tax preparation assistance to the Employee to ensure compliance with U.S., United Kingdom and French tax laws until such time as the Employee's employment in France (or the United Kingdom) has no tax implication for the Employee.

     4.   Employment Termination.  The employment of the Employee by the Company
          ----------------------
pursuant to this Agreement shall terminate upon the occurrence of any of the following:

          4.1  Expiration of the Employment Period in accordance with
Section 1;

          4.2 At the election of the Company, for cause, immediately upon written notice by the Company to the Employee. For the purposes of this Section 4.2, cause for termination shall be deemed to exist upon (a) a good faith finding by the Company of failure of the Employee to perform his assigned duties for the Company, dishonesty, fraud, acts of moral turpitude, gross negligence or misconduct, or (b) the

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conviction of the Employee of, or the entry of a pleading of guilty or nolo contendere by the Employee to, any crime involving moral turpitude or any felony;

          4.3 The death of the Employee or, at the option of the Company, upon the determination that the Employee has a disability. As used in this Agreement, the term "disability" shall mean any physical or mental disability or incapacity that renders the Employee incapable of performing his duties hereunder for a period of 180 consecutive calendar days or, for shorter periods aggregating 210 calendar days during any consecutive twelve-month period;

          4.4 At the election of the Employee, upon not less than six months' prior written notice of termination, or at the election of the Company, upon written notice of termination.

     5.   Effect of Termination.
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          5.1  Termination for Cause or at Election of the Employee.  In the
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event the Employee's employment is terminated for cause pursuant to Section 4.2, or at the election of the Employee pursuant to Section 4.4, the Company shall pay to the Employee the compensation and benefits otherwise payable to him under
Section 3 through the last day of his actual employment by the Company.

          5.2  Termination for Death or Disability.  If the Employee's
               -----------------------------------
employment is terminated by death or because of disability pursuant to Section 4.3, the Company shall pay to the estate of the Employee or to the Employee, as the case may be, the compensation which would otherwise be payable to the Employee up to the date of termination of his employment.

          5.3  Termination at Election of the Company.  In the event the
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Employee's employment is terminated at the election of the Company pursuant to
Section 4.4, the Company shall pay to the Employee the salary and benefits earned to the date of termination of employment and the salary otherwise payable to him under Section 3 for a period of six months from the date of termination of employment.

          5.4  Survival.  The provisions of Sections 6 and 7 shall survive the
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termination of this Agreement.

     6.   Inventions, Proprietary Information and Non-Competition.
          -------------------------------------------------------
          6.1  Inventions.
               ----------

          (a) All inventions, discoveries, computer programs, data, technology, designs, innovations and improvements (whether or not patentable and whether or not copyrightable) ("Inventions") related to the business of the Company

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which are made, conceived, reduced to practice, created, written, designed or developed by the Employee, solely or jointly with others and whether during normal business hours or otherwise, during the Employment Period (and/or thereafter if resulting or directly derived from Proprietary Information (as defined below)), shall be the sole property of the Company. The Employee hereby assigns to the Company all Inventions and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefor, in the United States and elsewhere and appoints any officer of the Company as his duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority. Upon the request of the Company and at the Company's expense, the Employee shall execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all Inventions to the Company and to assist the Company in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Invention.

          (b) The Employee shall promptly disclose to the Company all Inventions and will maintain adequate and current written records (in the form of notes, sketches, drawings and as may be specified by the Company) to document the conception and/or first actual reduction to practice of any Invention. Such written records shall be available to and remain the sole property of the Company at all times.

          6.2  Confidential and Proprietary Information.
               ----------------------------------------

          (a) The Employee acknowledges that his relationship with the Company is one of high trust and confidence and that in the course of his service to the Company he will have access to and contact with confidential and proprietary information ("Proprietary Information"). The Employee agrees that he will not, during the Employment Period or at any time thereafter, disclose to others, or use for his benefit or the benefit of others, any Proprietary Information or Invention.

          (b) For purposes of this Agreement, Proprietary Information shall mean, by way of illustration and not limitation, all information (whether or not patentable and whether or not copyrightable) owned, possessed or used by the Company, including, without limitation, any Invention, formula, vendor information, customer information, apparatus, equipment, trade secret, process, research, report, technical data, know-how, computer program, software, software documentation, hardware design, technology, marketing or business plan, forecast, unpublished financial statement, budget, license, price, cost and employee list that is communicated to, learned of, developed or otherwise acquired by the Employee in the course of his service as an employee of the Company.

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          (c) The Employee's obligations under this Section shall not apply to any information that (i) is or becomes known to the general public under circumstances involving no breach by the Employee or others of the terms of this Section, (ii) is generally disclosed to third parties by the Company without restriction on such third parties, or (iii) is approved for release by written authorization of the Board of Directors of the Company.

          (d) Upon termination of this Agreement or at any other time upon request by the Company, the Employee shall promptly deliver to the Company all records, files, memoranda, notes, designs, data, reports, price lists, customer lists, drawings, plans, computer programs, software, software documentation, sketches, laboratory and research notebooks and other documents (and all copies or reproductions of such materials) relating to the business of the Company.

          (e) The Employee represents that his employment with the Company and his performance under this Agreement does not, and shall not, breach any agreement that obligates him to keep in confidence any trade secrets or confidential or proprietary information of his or of any other party or to refrain from competing, directly or indirectly, with the business of any other party. The Employee shall not disclose to the Company any trade secrets or confidential or proprietary information of any other party.

          (f) The Employee acknowledges that the Company from time to time may have agreements with other persons or with the U.S. Government, or agencies thereof, that impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Employee agrees to be bound by all such obligations and restrictions that are known to him and to take all action necessary to discharge the obligations of the Company under such agreements.

          6.3. Non-Compete.
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          (a) During the Employment Period and for a period of [one year] after the termination or expiration thereof, the Employee will not directly or indirectly:

              (i) as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, consultant or in any other capacity whatsoever (other than as the holder of not more than one percent (1%) of the total outstanding stock of a publicly held company), engage in the business of developing, producing, marketing or selling products of the kind or type developed or being developed, produced, marketed or sold by the Company while the Employee was employed by the Company; or

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              (ii)  recruit, solicit or induce, or attempt to induce, any employee or employees of the Company to terminate their employment with, or otherwise cease their relationship with, the Company; or

              (iii) solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts of the Company which were contacted, solicited or served by the Employee while employed by the Company.

          (b) If any restriction set forth in this Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

          (c) The restrictions contained in this Section 6 are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose. The Employee agrees that any breach of this Section 6 will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief.

     7.   Notices.  All notices or other communications required or permitted
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under this Agreement shall be in writing and shall be sufficiently given if delivered personally or sent by fax, a nationally recognized overnight courier service, registered or certified mail, postage prepaid, addressed as follows or to such other address of which the parties may have given notice:

To the Company:               Nitinol Medical Technologies, Inc.
                              27 Wormwood Street
                              Boston, MA  02210-1625
                              Attention:  President
With a copy (which shall
not constitute notice) to:    Hale and Dorr LLP
                              60 State Street
                              Boston, MA  02109
                              Attention:  Steven D. Singer, Esq.

To the Employee:              Mr. David Chazanovitz
                              c/o NMT Neurosciences Implants S.A.
                              2905, Route Des Dolines
                              06921 Sophia Antipolis Cedex
                              France

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Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally, (b) on the date faxed, if faxed prior to 5:00 p.m. at the place received, and otherwise on the next following business day, (c) two business days after delivery to a nationally recognized overnight courier service for domestic delivery or (d) five business days after being sent, if sent by registered or certified mail or international courier.

     8.   Assignment.  At any time during the Employment Period, the Company
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may, in its sole discretion, assign all of its rights and delegate all of its obligations under this Agreement to any affiliate or subsidiary of the Company. This Agreement shall inure to the benefit of and be binding upon such successors or assigns of the Company. If this Agreement is assigned in accordance with the foregoing provisions, all references herein to the Company shall likewise be deemed to be references to the successor or assignee. The Employee may not transfer, assign or otherwise convey this Agreement or any part of the Employee's interest herein.

     9.   Entire Agreement.  This Agreement, the Employee Nondisclosure and
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Secrecy Agreement between the Company and the Employee dated as of January 1,
1996 and Sections 4 and 21 of the Employment Agreement between the Company and the Employee dated as of February 13, 1996, as amended by Amendment No. 1 dated June 15, 1996 and the Amendment dated as of July 9, 1996 (the "1996 Employment Agreement") constitute the entire understanding between the parties and supersede all prior agreements or understandings, whether oral or written, relating to the subject matter of this Agreement, including the 1996 Employment Agreement.

     10.  Amendment.  This Agreement may be amended or modified only by a
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written instrument executed by both the Company and the Employee.

     11.  Governing Law.  This Agreement shall be construed, interpreted and
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enforced in accordance with the laws of the Commonwealth of Massachusetts, without reference to the conflict of law provisions thereof.

     12.  Miscellaneous.
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          12.1.  No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

          12.2. In the event any provision of this Agreement or any portion thereof shall be held invalid, illegal or otherwise unenforceable, the validity, legality or enforceability of the remaining provisions or any portion thereof shall in no way be affected or impaired thereby.

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

                              NITINOL MEDICAL TECHNOLOGIES, INC.

                              By:  /s/ Thomas M. Tully
                                 ------------------------------------------
                                 Name:
                                 Title: CEO

                                    /s/ David Chazanovitz
                              ---------------------------------------------
                              David Chazanovitz

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